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                                                                   Exhibit 10.37

                              EMPLOYMENT AGREEMENT

                  This Employment Agreement ("Agreement") is entered into and made effective as of December 27, 2002, by and between PhotoMedex, Inc. ("Employer") and Michael R. Stewart ("Employee").

                                    RECITALS

         WHEREAS, Employee currently serves as President and Chief Executive Officer of Surgical Laser Technologies, Inc. ("SLT");

         WHEREAS, the Employer and SLT have entered into an agreement of merger (the "Merger"), under which SLT shall become, on the effective date of which (the "Effective Date"), a wholly-owned subsidiary of Employer;

         WHEREAS, Employer wishes to employ Employee as Executive Vice-President of Corporate Operations of Employer, and Employee wishes to accept such employment, all on the condition of closing of the Merger and on the terms and conditions set forth in this Agreement; and

         WHEREAS, in connection with and as a condition of Employer entering into this Agreement, Employee shall terminate all existing agreements with SLT and any affiliate thereof related to employment, compensation, severance, and equity participation; and

         WHEREAS, SLT, which, upon the Effective Date, will be a wholly-owned subsidiary of the Company, is a party to this Agreement solely for the purpose of acknowledging and agreeing to the termination of the agreements referenced in subsection 6.7(a) hereof;

                  NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants and obligations herein contained, the parties hereto agree as follows:

                                    AGREEMENT

         1. Employment. Employer hereby employs Employee, and Employee hereby accepts employment with Employer, upon the terms and conditions set forth in this Agreement.

         2. Term of Employment. The employment of Employee pursuant to the terms of this Agreement shall commence as of the Effective Date, and shall continue until December 31, 2003, unless sooner terminated pursuant to the provisions hereof (the "Term"), provided, however, that this Agreement, unless earlier terminated according to the provisions hereof, shall, as of December 1 of each year, beginning with December 1, 2003, be automatically extended for an additional year.

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         3.       Duties.

                  3.1. Basic Duties. Subject to the direction and control of the President and Chief Executive Officer of Employer, Employee shall serve as the Executive Vice-President of Corporate Operations and shall fulfill all duties and obligations of such office.

                  3.2. Other Duties of Employee. In addition to the foregoing, Employee shall perform such other or different duties related to those set forth in Paragraph 3.1 as may be assigned to him from time to time by Employer; provided, however, that any such additional assignment shall be at a level of responsibility commensurate with that set forth in Paragraph 3.1.

                  3.3. Time Devoted to Employment. Employee shall devote his full time to the business of Employer during the term of this Agreement to fulfill his obligations hereunder.

                  3.4. Place of Performance of Duties. The services of Employee shall be performed at Montgomeryville, Pennsylvania.

         4.       Compensation and Method of Payment.

                  4.1 Total Compensation. As compensation under this Agreement, Employer shall pay and Employee shall accept the following:

                  (a) For each year of this Agreement, measured from the effective date hereof, base compensation ("Base Salary") of Two Hundred Thirty-Five Thousand Dollars ($235,000).

                  (b) Employer shall reimburse Employee for all reasonable travel, entertainment and other expenses incurred or paid by Employee in connection with, or related to, the performance of Employee's duties, responsibilities or services under this Agreement, upon presentation by the Employee of documentation, expense statements, vouchers and/or such other supporting information as Employer may request.

                  (c) Participation in Employer's employee fringe benefit, health insurance, life insurance, key man insurance and other programs in effect from time to time for employees of Employer and its affiliates at comparable levels of responsibility. Participation will be in accordance with any applicable policies adopted by Employer. Employee shall be entitled to vacations, absences for illness, and to similar benefits of employment, and shall be subject to such policies and procedures as may be adopted by Employer.

                  (d) Employee shall be entitled to an automobile allowance of $1,000 per month.

                  (e) Employee shall be granted incentive stock options (as such term is defined in Section 422(b) of the Internal Revenue Code of 1986, as amended) to purchase up to 225,000 shares of Employer's Common Stock ("Employer Stock Options"), with an exercise price equal to the average closing trading

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                        price for the ten business days following the Effective
                        Date. Of these Employer Stock Options, twenty-five percent (25%) shall be fully vested as of the Effective Date, and twenty-five percent (25%) shall vest on each of the three subsequent anniversaries of the Effective Date, provided, however, that if Employee shall have exercised, at any time before the date on which all of Employee's options granted to him by SLT (the "SLT Options") have expired or have otherwise been terminated, any SLT Options, then the number of Employer Stock Options granted hereunder shall be adjusted to equal the product of 225,000 and the Exercise Percentage. For purposes of this subsection 4.1(e), the Exercise Percentage shall be the number of SLT Options not exercised by Employee divided by the total number of SLT Options.

                  4.2 Payment of Compensation. Employer shall pay the compensation provided for in Section 4 hereof as follows:

                  (a) Employer shall pay the base compensation in cash, semi-monthly in twenty-four equal installments or in accordance with Employer's payroll practices for all its employees, but in no event less frequently than monthly.

                  (b) Employer shall pay in cash the reimbursement of such discretionary expenses provided in Section 4 hereof.

         5.       Termination of Agreement.

                  5.1. By Notice. This Agreement and the employment of Employee hereunder, may be terminated by Employee or Employer upon thirty (30) days' written notice of termination. Notwithstanding anything to the contrary herein, in the event that Employee shall be terminated for an occurrence described in
Section 5.2(b) which shall be the subject of an effective Disability Policy, Employee shall not be entitled to receive any further payment from Employer other than Employer's obligation to pay regular premiums to maintain the effectiveness of such Disability Policy following the date from which Employee shall be entitled to receive payment under such Disability Policy.

                  5.2 Other Termination by Employer. Employer may terminate Employee immediately for any of the reasons set forth below:

                        (a) For "Cause," immediately upon written notice from Employer to the Employee. For the purpose of this Section 5.2, "Cause" for termination shall be deemed to include only (i) the direct or indirect competition by Employee with Employer (as hereinafter defined in Section 6);
(ii) the conviction of Employee of a felony or an act involving moral turpitude;
(iii) the drug or alcohol abuse by Employee, but only if Employee fails to seek appropriate counseling or fails to complete a prescribed counseling program; and
(iv) the failure of Employee to comply with any material term of this Agreement.

                        (b) Upon the Disability of the Employee. As used in this Agreement, the term "Disability" shall mean the inability of the Employee, due to a physical or mental disability, for a period of thirty (30) days, whether or not consecutive, during any sixty (60) day period to perform

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the normal and customary services required of Employee pursuant to this
Agreement. A determination of disability shall be made by a physician satisfactory to both Employee and the Employer, provided that, if Employee and the Employer do not agree on a physician, Employee and Employer shall each select a physician and such two physicians together shall select a third physician, whose determination as to disability shall be binding on the parties.

                        (c)   Death of Employee.

                  5.3 Other Termination of Employee. Employee may terminate this Agreement for "Good Reason." "Good Reason" shall mean the following unless such circumstances are fully corrected within ten (10) days after the Employee notifies Employer in writing that he intends to terminate his employment for Good Reason:

                              (i)   the assignment, without the Employee's prior
written consent to another person, of Employee's primary duties that the Employee was responsible for during the term of this Agreement, or a significant adverse alteration in the nature or status of the Employee's employment from those in effect during the term of this Agreement; or

                              (ii)  any reduction by Employer in Employee's base
compensation (other than as agreed to by Employee) in effect on the date hereof or as the same may be increased after such date;

                  5.4   Effect of Termination.

                        (a) Termination due to Expiration of Employment Period. If Employee's employment is terminated due to the expiration of the Term, Employer shall pay Employee the compensation (including accrued bonuses, if any) and benefits due to Employee under Section 4 through the last day of Employee's actual employment hereunder. In addition, Employer shall pay Employee Two Hundred Thirty-Five Thousand Dollars ($235,000) in twelve (12) monthly installments.

                        (b) Termination for Cause. In the event that Employee's employment is terminated for "Cause" pursuant to Section 5(a), Employer shall pay Employee the compensation (not including accrued bonuses, if any) and benefits due to Employee under Section 4 through the last day of Employee's actual employment hereunder.

                        (c) Other Termination. In the event that Employee's employment is terminated by Employer other then under Section 5.2 or Section 7, Employer shall pay Employee Two Hundred Thirty-Five Thousand Dollars ($235,000) in twelve (12) monthly installments.

                        (d) Termination for Death or Disability. If Employee's employment is terminated by reason of death or disability pursuant to Section 5.2(b) or (c), Employer shall pay the estate of Employee or Employee, as the case may be, the compensation and benefits under Section 4 which would otherwise be payable to Employee up to the end of the month in which the termination of this Agreement for such death or disability occurred.

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                        (e)   Termination for Good Reason. In the event the
Employee's employment is terminated by him for "Good Reason" pursuant to Section
5.3 Employer shall pay the Employee Two Hundred Thirty-Five Thousand Dollars ($235,000) in twelve (12) monthly installments.

                        (f) Termination by Employee not for Good Reason. In the event Employee's employment is terminated by him not for "Good Reason", as defined in Section 5.3, Employer shall pay Employee the compensation (not including accrued bonus, if any) and benefits due Employee under Section 4 through the last day of Employee's actual employment.

         6.       Property Rights and Obligations of Employee.

                  6.1. Trade Secrets. For purposes of this Agreement, "trade secrets" shall include without limitation any and all financial, cost and pricing information and any and all information contained in any drawings, designs, plans, proposals, customer lists, records of any kind, data, formulas, specifications, concepts or ideas, where such information is reasonably related to the business of Employer, has been divulged to or learned by Employee during the term of his employment by Employer, and has not previously been publicly released by duly authorized representatives of Employer or otherwise lawfully entered the public domain.

                  6.2. Preservation of Trade Secrets. Employee will preserve as confidential all trade secrets pertaining to Employer's business that have been obtained or learned by him by reason of his employment. Employee will not, without the prior written consent of Employer, either use for his own benefit or purposes or disclose or permit disclosure to any third parties, either during the term of his employment hereunder or thereafter (except as required in fulfilling the duties of his employment), any trade secret connected with the business of Employer.

                  6.3. Trade Secrets of Others. Employee agrees that he will not disclose to Employer or induce Employer to use any trade secrets belonging to any third party.

                  6.4. Property of Employer. Employee agrees that all documents, reports, files, analyses, drawings, designs, tools, equipment, plans (including, without limitation, marketing and sales plans), proposals, customer lists, computer software or hardware, and similar materials that are made by him or come into his possession by reason of and during the term of his employment with Employer are the property of Employer and shall not be used by him in any way adverse to Employer's interests. Employee will not allow any such documents or things, or any copies, reproductions or summaries thereof to be delivered to or used by any third party without the specific consent of Employer. Employee agrees to deliver to the Board of Directors of Employer or its designee, upon demand, and in any event upon the termination of Employee's employment, all of such documents and things which are in Employee's possession or under his control.

                  6.5   Non-Competition by Employee.

                  6.5.1 General. Employee agrees during the two years following the termination of his Employment, not to recruit, engage in passive hiring efforts, solicit or induce any person or entity who, during such two-year period, or within one (1) year prior to the termination of Employee's employment with Employer, was an employee, agent, representative or sales person of Employer or

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any of its affiliates ("Employer Group") to leave or cease his employment or other relationship with Employer Group for any reason whatsoever or hire or engage the services of such person for Employee in any business substantially similar to or competitive with that in which Employer Group was engaged during the Employee's employment.

                  6.5.2 Non-Solicitation of Customers. Employee acknowledges that in the course of his employment, he will learn about Employer Group's business, services, materials, programs and products and the manner in which they are developed, marketed, served and provided. Employee knows and acknowledges that Employer Group has invested considerable time and money in developing its programs, agreements, offices, representatives, services, products and marketing techniques and that they are unique and original. Employee further acknowledges that Employer Group must keep secret all pertinent information divulged to Employee about Employer Group business concepts, ideas, programs, plans and processes, so as not to aid Employer Group's competitors. Accordingly, Employer Group is entitled to the following protection, which Employee agrees is reasonable:

         Employee agrees that for a period of two (2) years following the termination of his employment, he will not, on his own behalf or on behalf of any person, firm, partnership, association, corporation, or other business organization, entity or enterprise, knowingly solicit, call upon, or initiate communication or contact with any person or entity or any representative of any person or entity, with whom Employee had contact during his employment, with a view to the sale or the providing of any product, equipment or service sold or provided or under development by Employer Group during the period of two (2) years immediately preceding the date of Employee's termination. The restrictions set forth in this section shall apply only to persons or entities with whom Employee had actual contact during the two (2) years prior to termination of his employment with a view toward the sale or providing of any product, equipment or service sold or provided or under development by Employer Group.

                  6.5.3 Non-Competition. Employee acknowledges that he will be a "high impact" person in Employer Group's business who is in possession of selective and specialized skills, learning abilities, customer contacts, and customer information as a result of his relationship with Employer Group and prior experience, and agrees that Employer Group has a substantial business interest in the covenant described below. Employee, therefore, agrees for a period of two (2) years from the termination of his employment, not to, either directly, whether as an employee, sole proprietor, partner shareholder, joint venture or the like, in the same or similar capacity in which he worked for Employer Group, compete with Employer Group in the manufacture, marketing or sales of excimer laser technology in connection with interventional cardiology, psoriasis or any other field in which Employer enters or considers entering into, provided Employee has actual knowledge of such field. The territory in which this non-competition covenant shall apply will be limited to the area commensurate with the territory in which Employee marketed, sold or provided products or services for Employer Group during the two years preceding termination of Employment.

                  6.6 Survival Provisions and Certain Remedies. Unless otherwise agreed to in writing between the parties hereto, the provisions of this Section 6 shall survive the termination of this Agreement. The covenants in this Section 6 shall be construed as separate covenants and to the extent any covenant shall be judicially unenforceable, it shall not affect the enforcement of any other covenant. In the event Employee breaches any of the provisions of this Section 6, Employee agrees

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that Employer shall be entitled to injunctive relief in addition to any other remedy to which Employer may be entitled.

                  6.7   Additional Conditions of Employment.

                  (a) Termination of All SLT Agreements. By agreeing to the terms of this Agreement, Employee represents that he has terminated all outstanding agreements relating to employment, compensation, equity participation (including stock option agreements), severance, additional benefits or otherwise with Surgical Laser Technologies, Inc. (SLT) and any of its affiliates, including, but not limited to, his Employment Agreement dated October 5, 1999, his participation in the executive severance program of SLT and any other severance program maintained by SLT or its affiliates.

                  (b) Execution of Employer Agreements. By executing this Agreement, Employee agrees to sign Employer's standard agreement of Confidentiality, Noncompetition and assignment of Invention Rights, a copy of which is attached hereto and made a part hereof, which includes Employer's provisions for confidentiality , non-competition and assignment of invention rights or any other agreement containing these or similar provisions, upon request by Employer at any time during the term of this Agreement.

         7.       Change of Control.

                  (a) For the purpose of this Agreement, a "Change of Control" shall mean:

                        (i) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) or the Securities Exchange Act of 1934, and as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (i) the then outstanding shares of common stock of Employer (the "Outstanding Company Common Stock") or (ii) the combined voting power of the then outstanding voting securities of Employer entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"), which acquisition is effected without the consent of at least a majority in interest of the Board of Directors of Employer as of the date hereof. Specifically excluded from this definition is the sale of shares by Employer in any offering of its securities effectuated through any resolution of a majority of the Board of Directors as constituted from time to time.

                        (ii)  INTENTIONALLY OMITTED;

                        (iii) Approval by the shareholders of Employer of (i) a complete liquidation or dissolution of Employer or (ii) the sale of other disposition of all or substantially all of the assets of Employer.

                  (b) Employer and Employee hereby agree that, if Employee is in the employ of Employer of the date on which a Change of Control occurs (the "Change of Control Date"), Employer will continue to employ Employee and Employee will remain in the employ of Employer for the period commencing on the Change of Control Date and ending on the expiration of the Term, to exercise such authority and perform such duties as are commensurate with the authority being

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exercised and duties being performed by Employee immediately prior to the Change of Control Date. If after a Change of Control, Employee is requested and, in his sole and absolute discretion consents to change his principal business location, Employer will reimburse Employee for his relocation expenses, including without limitation, moving expenses, temporary living and travel expenses, temporary living and travel expenses for a time while arranging to move his residence to the changed location, closing costs, if any, associated with the sale of his existing residence and the purchase of a replacement residence at the changed location, plus an additional amount representing a gross-up of any state or federal taxes payable by Employee as a result of any such reimbursements. If Employee shall not consent to change his business location, Employee may continue to provide services required of him hereunder in Montgomeryville, Pennsylvania and Employer shall continue to maintain an office for Employee at that location.

                  (c) During the remaining Term after the Change of Control Date, Employer will continue to honor the terms of this Agreement, including payment of the compensation set forth in Section 4 herein.

                  (d) If during the remaining Term on or after the Change of Control Date (i) Employee's employment is terminated by Employer other than for "Cause" (as defined in Section 5.2(a) hereof), or (ii) there shall have occurred a material reduction in Employee's compensation or employment related benefits, or a material change in Employee's status, working conditions or management responsibilities, or a material change in the business objectives or policies of Employer and Employee voluntarily terminates employment within sixty (60) days of any such occurrence, or the last in a series of occurrences, the Employee shall be entitled to receive as a severance payment, subject to the provisions of subparagraphs (e) and (f) below, a payment over twelve months equal to Two Hundred Percent (200%) of Employee's current compensation under Sections 4.1
(a), (c), (d) (f), and (g) (the "Compensation Amount").

                  (e) The amounts payable to Employee under any other compensation arrangement maintained by Employer which became payable, after payment of the Compensation Amount provided for in paragraph (d), upon or as a result of the exercise by Employee of rights which are contingent on a Change of Control (and would be considered a "parachute payment" under Internal Revenue Code 280G of the Internal Revenue Code of 1986, as amended (the "Code"), shall be reduced to the extent necessary so that such amounts, when added to such lump-sum, do not exceed 100% of the Employee's "base amount" as defined in Code
Section 280G(b)(3)(A). Any such excess amount shall be deferred and paid in the next tax year.

         8.       General Provisions.

                  8.1. Notices. Any notices or other communications required or permitted to be given hereunder shall be given sufficiently only if in writing and served personally or sent by certified mail, postage prepaid and return receipt requested, addressed as follows:

         If to Employer:                    PhotoMedex, Inc.
                                            5 Radnor Corporate Center, Suite 470
                                            Radnor, Pennsylvania  19087
                                            Fax: (610) 971-9303

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         If to Employee:                    Michael R. Stewart
                                            3930 Ruckman Way
                                            Doylestown, PA 18901

However, either party may change his/its address for purposes of this Agreement by giving written notice of such change to the other party in accordance with this Paragraph 7.1. Notices delivered personally shall be deemed effective as of the day delivered and notices delivered by mail shall be deemed effective as of three days after mailing (excluding weekends and federal holidays).

                  8.2. Choice of Law and Forum. Except as expressly provided otherwise in this Agreement, this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, and both parties consent to the jurisdiction of the courts of the State of Delaware with respect thereto.

                  8.3. Entire Agreement; Modification and Waiver. This Agreement supersedes any and all other agreements, whether oral or in writing, between the parties hereto with respect to the employment of Employee by Employer and contains all covenants and agreements between the parties relating to such employment in any manner whatsoever. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, oral or written, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding. Any modification of this Agreement shall be effective only if it is in writing signed by the party to be charged. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

                  8.4. Assignment. Because of the personal nature of the services to be rendered hereunder, this Agreement may not be assigned in whole or in part by Employee without the prior written consent of Employer. However, subject to the foregoing limitation, this Agreement shall be binding on, and shall inure to the benefit of, the parties hereto and their respective heirs, legatees, executors, administrators, legal representatives, successors and assigns.

                  8.5. Severability. If for any reason whatsoever, any one or more of the provisions of this Agreement shall be held or deemed to be inoperative, unenforceable, or invalid as applied to any particular case or in all cases, such circumstances shall not have the effect of rendering any such provision inoperative, unenforceable, or invalid in any other case or of rendering any of the other provisions of this Agreement inoperative, unenforceable or invalid.

                  8.6 Corporate Authority. Employer represents and warrants as of the date hereof that Employer's execution and delivery of this Agreement to Employee and the carrying out of the provisions hereof have been duly authorized by Employer's Board of Directors and authorized by Employer's shareholders and further represents and warrants that neither the execution and delivery of this Agreement, nor the compliance with the terms and provisions thereof by Employer will result in the breach of any state regulation, administrative or court order, nor will such compliance conflict with, or result in the breach of, any of the terms or conditions of Employer's Certificate of

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Incorporation or Bylaws, as amended, or any agreement or other instrument to which Employer is a party, or by which Employer is or may be bound, or constitute an event of default thereunder, or with the lapse of time or the giving of notice or both constitute an event of default thereunder.

                  8.7. Attorneys' Fees. In any action at law or in equity to enforce or construe any provisions or rights under this Agreement, the unsuccessful party or parties to such litigation, as determined by the courts pursuant to a final judgment or decree, shall pay the successful party or parties all costs, expenses, and reasonable attorneys' fees incurred by such successful party or parties (including, without limitation, such costs, expenses, and fees on any appeals), and if such successful party or parties shall recover judgment in any such action or proceedings, such costs, expenses, and attorneys' fees shall be included as part of such judgment.

                  8.8. Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of, which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  8.9. Headings and Captions. Headings and captions are included for purposes of convenience only and are not a part hereof.

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                  IN WITNESS WHEREOF, the parties hereto have executed this
Agreement effective as of the day and year first written above at Radnor, Pennsylvania.


                                    "Employer"

                                    PHOTOMEDEX, INC.

                                    By: /s/ Dennis McGrath
                                        ---------------------------------------
                                        Dennis McGrath, Chief Financial Officer


                                    "Employee"

                                        /s/ Michael R. Stewart
                                        ----------------------------------------
                                        Michael R. Stewart

         SLT hereby acknowledges and agrees that as of the closing date of the Merger, all of the agreements referenced in Section 6.7(a) hereof are terminated and that neither party to such agreements retains any rights thereunder.

Surgical Laser Technologies, Inc.


By : /s/ Davis Woodward
     -------------------

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